UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒      Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 27, 2009

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) is pleased to invite you to attend the 2009 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 4, 2009, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders.  We have also enclosed Farmer Mac’s 2008 Annual Report.  Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation.  Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation.  The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting.  If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,

Lowell L. Junkins
Acting Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING

April 27, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) will be held on Thursday, June 4, 2009, at 8:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Corporation’s independent auditors for fiscal year 2009; and

•	to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

Eligible holders of record of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 15, 2009 are entitled to notice of and to vote at the meeting and any adjournment(s) of the meeting.

For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card and return it in the postage prepaid envelope.  This will ensure the voting of your shares if you do not attend the meeting.  Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting.  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

By order of the Board of Directors,

Jerome G. Oslick
Corporate Secretary

Table of Contents

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on June 4, 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac” or the “Corporation”) of proxies from the holders of the Corporation’s Class A Voting Common Stock and Class B Voting Common Stock (together, the “Voting Common Stock”).  The Corporation is not soliciting proxies from the holders of its Class C Non-Voting Common Stock.  The proxies will be voted at the 2009 Annual Meeting of Stockholders of the Corporation (the “Meeting”), to be held on Thursday, June 4, 2009, at 8:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournments or postponements of the Meeting.  The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 27, 2009.

The Board of Directors of the Corporation (the “Board of Directors” or “Board”) will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2009.  The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac’s Annual Meeting of Stockholders to be held on June 4, 2009:  the Proxy Statement, sample proxy cards and Farmer Mac’s 2008 Annual Report are available at www.farmermac.com/investors/annualmeeting/ .

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors.  Title VIII of the Farm Credit Act of 1971, as amended (the “Act”), provides that the Corporation’s Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions.  The Act also provides that the Corporation’s Class B Voting Common Stock may be held only by Farm Credit System institutions.  Holders of Voting Common Stock who are not eligible holders of that stock should dispose of their ownership of such stock to eligible holders.  Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

The Act provides that five of the directors will be elected by a plurality of the votes of the holders of the Class A Voting Common Stock (the “Class A Holders”), and five of the directors will be elected by a plurality of the votes of the holders of the Class B Voting Common Stock (the “Class B Holders”).  The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.  Michael A. Gerber, a director of Farmer Mac, was appointed Acting President and Chief Executive Officer as of September 30, 2008 and President and Chief Executive Officer as of March 1, 2009.  Mr. Gerber is not a nominee for re-election at the Meeting.  No other director is or has been an officer or employee of the Corporation.  Currently, twelve of Farmer Mac’s fourteen directors are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards.  After the Meeting, assuming all of the nominees for director are elected, thirteen of Farmer Mac’s fourteen directors will be independent.  See “Director Independence” for more information regarding the Board’s independence determinations.

Record Date

The Board of Directors has fixed April 15, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting.  At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting.  See “Principal Holders of Voting Common Stock.”

Voting

The holders of Farmer Mac’s Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors.  Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class.  All of a stockholder’s votes may be cast for a single candidate for director or may be distributed among any number of candidates.  Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.  Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

The presence, in person or by proxy, of the holders of at least a majority of the Corporation’s outstanding Voting Common Stock is required to constitute a quorum at the Meeting.  Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proxy Procedure

Any Farmer Mac stockholder who is unable to attend the Meeting in person will be afforded the right to vote by means of the proxy solicited by the Board of Directors.  When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder.  Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.  A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card.  Under those circumstances, unless other instructions are given in writing, the stockholder’s votes will then be cast evenly among the remaining nominees for its class.  Stockholders who intend to cumulate their votes for one or more nominee(s) are urged to read the instructions on the proxy card and to indicate the manner in which votes shall be cumulated in the space to the right of the nominee name(s) on the proxy card.  The five nominees from each class who receive the greatest number of votes will be elected directors.  If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other nominee(s) as the Board of Directors may designate.  If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

Shares of Voting Common Stock represented by proxies marked “Abstain” for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal.  If a proposal involves a vote for which a broker (or its nominee) may only vote a customer’s shares in accordance with the customer’s instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation (“broker non-votes”) will be counted as shares present at the Meeting for purposes of determining whether a quorum is present but will not be voted for or against such proposal.  Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors).  Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.  Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting.  Mere attendance at the Meeting, however, will not constitute revocation of a proxy.  Written notices revoking a proxy should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Proxy Committee is composed of three officers of the Corporation—Timothy L. Buzby, Jerome G. Oslick and Tom D. Stenson—and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified.  The Proxy Committee will also vote the shares represented thereby in accordance with its members’ best judgment on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors.  In addition, the Audit Committee’s selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation’s Amended and Restated By-Laws (the “By-Laws”).  The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting.  In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Proposals of stockholders to be presented at the Meeting were required to be received by the Corporate Secretary before December 25, 2008 for inclusion in this Proxy Statement and the accompanying proxy.  Other than the election of ten members to the Board of Directors and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2009, the Board of Directors knows of no other matters to be presented for action at the Meeting.  If any other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members’ best judgment.

If any stockholder eligible to do so intends to present a proposal for consideration at the Corporation’s 2010 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal before December 29, 2009 to be considered for inclusion in the 2010 Proxy Statement.  Proposals should be sent to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  In addition, if any stockholder notifies the Corporation after March 1, 2010 of an intent to present a proposal at the Corporation’s 2010 Annual Meeting of Stockholders, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Board of Directors Meetings and Committees

In 2008, the Board of Directors held a total of nineteen meetings.  Each member of the Board attended 75 percent or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during 2008.  As Acting Chairman of the Board, Lowell L. Junkins presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate.  All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors.  Fourteen members of the Board of Directors at the time of the 2008 Annual Meeting of Stockholders attended that meeting.

The Board has established seven standing committees to assist it in the performance of its responsibilities.  The committees currently consist of the following:  Audit Committee, Compensation Committee, Corporate Governance Committee, Credit Committee, Finance Committee, Marketing Committee and Public Policy Committee.  Each director serves on at least one committee.  See “Class A Nominees,” “Class B Nominees” and “Directors Appointed by the President of the United States” for information regarding the committees on which directors serve.  The Audit Committee and the Compensation Committee met twelve times and nine times, respectively, during 2008.  The Corporate Governance Committee, which selects nominees for election to the Board of Directors, approves corporate governance policies for the Corporation, sets agendas for the meetings of the Board of Directors and is able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met seventeen times during 2008.  The Credit Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporation’s Seller/Servicer Guide and making recommendations to the Board of Directors on agricultural credit matters, met five times during 2008.  The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation’s financial affairs, met twelve times during 2008.  The Marketing Committee, which is responsible for the development and monitoring of the Corporation’s programs and marketing plan, met five times during 2008.  The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation’s relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met six times during 2008.  In addition to the standing committees, on September 30, 2008, the Board of Directors established the Executive Committee as an ad hoc committee to exercise the powers of the Board of Directors in the management of the Corporation’s business and affairs when the Board is not in session.  The Executive Committee met four times during 2008.  See “Item No. 1: Election of Directors,” “Executive Compensation Governance” and “Report of the Audit Committee” and “Item No. 2: Selection of Independent Auditors” for information regarding the Corporate Governance Committee, the Compensation Committee and the Audit Committee, respectively.

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the “Code”) that applies to all directors, officers, employees and agents of Farmer Mac, including the Corporation’s principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code is available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website.  A print copy of the Code is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Item No. 1:  Election of Directors

At the Meeting, ten directors will be elected for one-year terms.  The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders.  Nine of the Class A and Class B nominees currently are members of the Board of Directors.  The directors elected by the Class A Holders and the Class B Holders will hold office until the Corporation’s 2010 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the “Appointed Members”).  The Appointed Members serve at the pleasure of the President of the United States.  The Board of Directors, after the election at the Meeting, will consist of the four Appointed Members named under “Directors Appointed by the President of the United States” below (or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 27, 2009 and June 4, 2009) and the ten members who are elected by the holders of Farmer Mac’s Voting Common Stock.

To facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that under the By-Laws is to be comprised of two members of the Board appointed by the President of the United States (one of whom serves as the chairman of the Committee) and two representatives from each of the Corporation’s two elected classes of directors.  Only one representative from the Class B directors currently serves on the Committee due to the recent resignation of Paul A. DeBriyn from the Committee.  Mr. DeBriyn was determined to no longer be “independent” of Farmer Mac as described in more detail in “Director Independence.”  The current members of the Corporate Governance Committee are:  Appointed Members Messrs. Junkins and Klippenstein; Class A directors Messrs. Brack and Engebretsen; and Class B director Mr. Raines.  As described in more detail in “Director Independence,” the Board has determined that all the current members of the Corporate Governance Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards.  The Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available on Farmer Mac’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  Print copies of the Corporate Governance Committee Charter and Farmer Mac’s Corporate Governance Guidelines are available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential candidates for director.  The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time.  The Committee strives to identify and retain as members of the Board individuals who have the qualities, business background and experience that will enable them to contribute significantly to the development of Farmer Mac’s business and its future success.  The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who are deemed to have a broad perspective and good record of accomplishment either as senior members of agricultural business management, as agricultural or commercial lenders, as accountants or auditors, or as entrepreneurs.  The Board has also determined that it is desirable to have qualified women and minority representation on the Board.  In selecting a nominee for director, the Corporate Governance Committee also considers an individual’s character, judgment, fairness and overall ability to serve Farmer Mac.  Thus, in addition to considering the current needs of the Board and the quality of an individual’s professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, and an inquiring mind; an ability to work with others; good judgment; intellectual competence; and motivation;

•	have the willingness and ability to represent all stockholders’ interests, and not just the particular constituency that elected the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the public purpose of Farmer Mac and a sense of responsibility to Farmer Mac’s intended beneficiaries;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings;

•
are willing and have the ability to advance their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac, and, once a decision is reached by a majority, to support the decision; and

•	with respect to directors elected by the Class B Holders, provide representation from each of the five Farm Credit System district banks.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board of Directors has approved these recommendations.  The individuals recommended by the Corporate Governance Committee are referred to collectively as the “Nominees.”  The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified.  One of the ten Nominees, Brian P. Jackson, is not a current member of the Board standing for re-election.  Mr. Jackson was recommended to the Corporate Governance Committee by CoBank, ACB, the holder of approximately 12.6 percent of the Class B Voting Common Stock.  No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders and others.  From time to time, the Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of such candidates.  The Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.  For the 2010 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac’s Voting Common Stock, who may submit written recommendations by January 30, 2010 to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other nominee(s) as the Board of Directors may designate.  The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his or her current position for the past five years unless otherwise noted.

Class A Nominees

DENNIS L. BRACK, 56, has been a member of the Board of Directors of the Corporation since June 7, 2001 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Credit Committee.  Mr. Brack served as President and Chief Executive Officer of Bath State Bank, Bath, Indiana from 1988 to 2007.  He has remained as a director of Bath State Bank and is currently a director and Chairman of the Board of Bath State Bancorp, the holding company for the bank.  He became a member of the Board of Directors of Franklin County Community Foundation, Brookville, Indiana in 2007 and has served as a member of their Investment Committee since 1999.  Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana.  He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean’s Advisory Council.

JAMES R. ENGEBRETSEN, 53, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee, the Corporate Governance Committee, the Finance Committee, the Executive Committee and the Marketing Committee.  Mr. Engebretsen is the Assistant Dean of the Marriott School of Management at Brigham Young University.  He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006.  He joined the Marriott School with nearly fifteen years work experience at Lehman Brothers, JP Morgan, and Goldman Sachs in New York and Philadelphia.  He left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management.  He earned his MBA and BS in Economics from Brigham Young University.

DENNIS A. EVERSON, 58, has been a member of the Board of Directors of the Corporation since June 3, 2004 and serves as chairman of the Marketing Committee and as a member of the Finance Committee.  Mr. Everson has been President and Manager of the First Dakota National Bank Agri-business Division since 2002.  From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division.  From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association.  During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

MITCHELL A. JOHNSON, 67, has been a member of the Board of Directors of the Corporation since June 12, 1997 and is a member of the Compensation Committee and the Finance Committee.  Mr. Johnson is a private investor.  He is also a Trustee of the Advisors’ Inner Circle Funds, the Advisors’ Inner Circle Funds II, The Bishop Street Funds and SEI Funds.  Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (“Sallie Mae”).  During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance.  He has been a trustee of Citizens Funds, Rushmore Funds and Diversified Funds.  Mr. Johnson also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks.

CLARK B. MAXWELL, 37, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as a member of the Audit Committee and the Credit Committee.  Mr. Maxwell has been a Senior Vice President at Chatham Financial Corp. since 2002, where he is the Director of Accounting Policy and Global Accounting Services.  Chatham provides comprehensive interest rate and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients.  From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert.  Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.  Mr. Maxwell is a Certified Public Accountant and a member of the AICPA.  He received his BS, summa cum laude, and Masters in Accounting from Brigham Young University.

Class B Nominees

PAUL A. DEBRIYN, 54, has been a member of the Board of Directors of the Corporation since June 1, 2000.  He serves as a member of the Finance Committee.  Mr. DeBriyn has served as President and Chief Executive Officer of AgStar Financial Services, ACA (and its predecessor, Farm Credit Services of Southern Minnesota) since 1995.  He was previously Executive Vice President and Chief Operating Officer of Farm Credit Services of Southern Minnesota from 1993 to 1995 and President and Chief Executive Officer of Farm Credit Services of Southeast Minnesota from 1987 to 1993.

ERNEST M. HODGES, 61, has been a member of the Board of Directors of the Corporation since June 16, 2005 and serves as chairman of the Credit Committee and as a member of the Compensation Committee.  He has served as Executive Vice President of Farm Credit West, ACA in Roseville, California since the merger between Farm Credit West and Sacramento Valley Farm Credit, ACA in April 2008.  Prior to that time, Mr. Hodges had served as President and Chief Executive Officer of Sacramento Valley Farm Credit in Woodland, California since 1993.  He was also Chief Credit Officer of Sacramento Valley Farm Credit from 1991 to 1993 and served as an Examiner with the United States Office of the Comptroller of the Currency in 1991.  Mr. Hodges served in executive management positions with the Western Farm Credit Bank from 1982 to 1990, most recently as Senior Vice President.

BRIAN P. JACKSON, 51, has represented the holders of Farmer Mac’s Series B-1 Senior Cumulative Perpetual Preferred Stock as one of three observers of Farmer Mac’s Board since October 2008.  He is Executive Vice President and Chief Financial and Administrative Officer of CoBank, ACB, one of the five banks within the Farm Credit System.  In his role at CoBank, Mr. Jackson is responsible for the bank’s finance, controller, information technology, operations, corporate communications and administrative services functions and chairs a number of committees, including CoBank’s Disclosure Committee.  Mr. Jackson also serves as Vice Chairman of Farm Credit Leasing Services Corporation and Chairman and President of the Farm Credit System Association Captive Insurance Company.  Prior to joining CoBank in 2000, Mr. Jackson served as Senior Vice President – Finance and Administrative Services and Treasurer for the predecessor to Xcel Energy Inc., a Fortune 500 electric and gas utility company.  From 1980 to 1997, Mr. Jackson worked for Arthur Andersen LLP, the last several years as an audit partner specializing in electric utilities, communications and real estate companies.  Mr. Jackson is a Certified Public Accountant and a member of the AICPA.  He is active in local and national charitable organizations, including Big Brothers Big Sisters of America.

BRIAN J. O’KEANE, 40, has been a member of the Board of Directors of the Corporation since June 5, 2008 and serves as chairman of the Finance Committee and as a member of the Marketing Committee.  Mr. O’Keane is the Senior Vice President & Chief Financial Officer of AgriBank, FCB, the largest of five banks within the Farm Credit System.  He joined AgriBank in September 2007 and provides leadership and strategic oversight of the finance function including treasury, capital planning, and financial control.  From 1997 until joining AgriBank, Mr. O'Keane held a series of key financial leadership roles within CNH Capital, the captive financial services arm of Case New Holland Inc. and its predecessor company, Case Corporation, functioning as global treasurer beginning in 2002.  In his capacity as treasurer, he was responsible for directing all global treasury and capital markets activities, including asset-backed securitization, capital structure management, liquidity planning, corporate finance and financial risk management.  His experience also includes financial leadership roles at The Quaker Oats Company from 1996 to 1997 and Exxon Corporation from 1991 to 1995.  Mr. O’Keane holds a BS degree in Finance from Indiana University and an MBA degree in Finance, Accounting and International Business from the Kellogg Graduate School of Management, Northwestern University.

JOHN DAN RAINES, JR., 65, has been a member of the Board of Directors of the Corporation since June 18, 1992 and serves as chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance Committee.  He is the owner and operator of Raines Commercial Group, Inc., a general business corporation.  Since 1990, Mr. Raines has served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of Columbia, South Carolina).  He also has served since 1981 as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.  From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990.

Directors Appointed by the President of the United States

JULIA BARTLING, 50, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Audit Committee and the Public Policy Committee.  Her appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Ms. Bartling has been an elected member of the South Dakota Legislature since January 1, 2001.  She also served as Auditor of Gregory County, South Dakota from 1983 through 2000.  Ms. Bartling and her spouse have owned and operated Bartling Feed, Grain & Trucking since 1977, and own or lease approximately 1,000 acres of farmland.  Ms. Bartling also serves as the Executive Director of the South Dakota Farmers Union Foundation.

GRACE T. DANIEL, 63, has been a member of the Board of Directors of the Corporation since August 17, 2002 and serves as chairman of the Public Policy Committee and is a member of the Marketing Committee.  Her appointment to the Board was confirmed by the United States Senate on July 29, 2002.  From 2004 to 2007, Ms. Daniel served as Deputy Director of California Parks and Recreation under Governor Schwarzenegger.  She served on the California Agricultural Labor Relations Board from 1997 to 1999.  Ms. Daniel also served as the California Governor’s Chief Deputy Appointments Secretary from 1994 to 1997 and as Executive Director at the California Trade and Commerce Agency Office of Small Business from 1991 to 1994, where she was responsible for the State’s loan guarantee program.

LOWELL L. JUNKINS, 65, has been a member of the Board of Directors of the Corporation since June 13, 1996, Vice Chairman of the Board since December 5, 2002 and Acting Chairman of the Board since September 15, 2008.  He serves as chairman of the Corporate Governance Committee and the Executive Committee and is a member of the Compensation Committee and the Public Policy Committee.  He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003.  Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa.  He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972.  From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

GLEN O. KLIPPENSTEIN, 71, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Public Policy Committee, the Corporate Governance Committee, the Compensation Committee and the Credit Committee.  His appointment to the Board was confirmed by the United States Senate on June 3, 2003.  Mr. Klippenstein has served as the Chief Executive Officer of the American Chianina Association since November 8, 2000.  Prior to that time, he operated his family farm, engaged in cattle production.  Mr. Klippenstein also served as a Missouri State Senator from 1993 to 1994.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Compensation of Directors

The directors are required to spend a considerable amount of time preparing for, as well as participating in, Board and committee meetings.  In addition, they are often called upon for their counsel between meeting dates.  For those services, each director receives the following compensation:  (a) an annual retainer of $20,000 ($26,500 for the chairman of the Audit Committee, $23,500 for the chairman of the Compensation Committee and $30,000 for the Chairman of the Board); (b) $1,000 per day, plus expenses, for each meeting of the Board and each committee meeting attended (if on a day other than that of the Board meeting); and (c) with the prior approval of the President of the Corporation or the Chairman of the Board (or the Chairman of the Compensation Committee in the case of a per diem for the Chairman of the Board), $1,000 per day, plus expenses, for certain other meetings and conferences with borrowers, lenders or other groups. The total cash compensation received by all members of the Board of Directors in 2008 was approximately $473,693.

Each year from June 13, 1997 through June 7, 2007, each Farmer Mac Board member was granted options to purchase shares of Class C Non-Voting Common Stock under the Corporation’s 1997 Incentive Plan, with each grant occurring on the date of the Annual Meeting of Stockholders and with the option price being determined as of that date.  On June 5, 2008, the date of the 2008 Annual Meeting of Stockholders, each Board member was granted 6,000 stock appreciation rights (“SARs”) under the Corporation’s 2008 Omnibus Incentive Compensation Plan, with an exercise price of the closing price of the Class C Non-Voting Common Stock that day.  Those SARs had a fair value of $838,800 at the grant date or $9.32 per share.  That value has been estimated using the Black-Scholes option pricing model with the following assumptions:

•	a dividend yield of 2.2%;

•	an expected volatility of 52.2%;

•	a risk-free interest rate of 2.4%; and

•	an expected life of four years.

On December 16, 2008, each of the directors voluntarily relinquished any rights they had in the SARs granted to them in 2008.

The following table sets forth the compensation received during 2008 by each current Board member:

Name	Fees Earned or Paid in Cash [1]	Value of Option Awards [2],[3]	Total

Julia Bartling	$36,000	$33,377	$69,377
Dennis Brack	39,500	33,377	72,877
Grace Daniel	35,000	33,377	68,377
Paul DeBriyn	47,500	33,377	80,877
James Engebretsen	21,429	-0-	21,429
Dennis Everson	35,000	33,377	68,377
Michael Gerber [4]	29,000	14,765	43,765
Ernest Hodges [5]	36,000	33,377	69,377
Mitchell Johnson	33,000	33,377	66,377
Lowell Junkins	49,407	33,377	82,784
Glen Klippenstein	35,000	33,377	68,377
Clark Maxwell	15,429	-0-	15,429
Brian O’Keane	15,429	-0-	15,429
John Dan Raines	46,000	33,377	79,377

1 Includes amounts the following directors voluntarily used to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: Paul DeBriyn ($19,716); Dennis Everson ($2,818); Michael A. Gerber ($9,928); Glen Klippenstein ($4,708); and John Dan Raines ($7,431).
2 The valuation of the option awards follows Statement of Financial Accounting Standards (“SFAS”) 123(R) and was determined based on applying the assumptions used in Note 9 to the financial statements on page 135 of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008.  For each director, the amount is the sum of the values of the portions of the 2005, 2006, and 2007 option grants that vested in 2008 for compensation expense accrual purposes.
3 As of December 31, 2008, Messrs. Gerber and Hodges (through options he assigned to his employer) each had outstanding options to purchase 6,000 shares of Farmer Mac Class C Non-Voting Common Stock; Mr. Raines had outstanding options to purchase 10,800 shares of Farmer Mac Class C Non-Voting Common Stock; Mr. Everson had outstanding options to purchase an aggregate of 12,000 shares of Farmer Mac Class C Non-Voting Common Stock; Ms. Bartling and Mr. DeBriyn each had outstanding options to purchase an aggregate of 14,000 shares of Farmer Mac Class C Non-Voting Common Stock; Messrs. Brack, Johnson and Klippenstein each had outstanding options to purchase an aggregate of 18,000 shares of Farmer Mac Class C Non-Voting Common Stock; and Ms. Daniel and Mr. Junkins each had outstanding options to purchase an aggregate of 24,000 shares of Farmer Mac Class C Non-Voting Common Stock.  As of December 31, 2008, none of Messrs. Engebretsen, Maxwell and O’Keane had any outstanding options to purchase shares of Farmer Mac Class C Non-Voting Common Stock.
4 Mr. Gerber forwent future director compensation upon being appointed Acting President and Chief Executive Officer on October 1, 2008.
5 Mr. Hodges assigns all equity compensation he receives from Farmer Mac to his employer.

Stock Ownership of Directors and Executive Officers

As of April 15, 2009, the members of the Board of Directors, Nominees for election as directors and executive officers of the Corporation listed in the table below might be deemed to be “beneficial owners” of the indicated number of equity securities of the Corporation, as defined by the rules of the SEC.  The Corporation’s Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals.  Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation’s Voting Common Stock.  Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation.  There are no ownership restrictions on the Class C Non-Voting Common Stock.  For information about the beneficial owners of 5 percent or more of the Voting Common Stock of the Corporation, see “Principal Holders of Voting Common Stock.”

	Voting Common Stock		Non-Voting Common Stock[1]
	Class A or Class B	Percent of Class	Class C	Percent of Class
Timothy L. Buzby	—	—	106,543	1.24%
Michael A. Gerber	—	—	5,002	*
Jerome G. Oslick	—	—	94,912	1.10%
Tom D. Stenson	—	—	212,917	2.47%
Mary K. Waters	—	—	28,876	*
Julia Bartling	—	—	12,000	*
Dennis L. Brack	—	—	17,689	*
Grace T. Daniel	—	—	22,233	*
Paul A. DeBriyn	—	—	19,783	*
James R. Engebretsen	—	—	823	*
Dennis A. Everson	—	—	10,927	*
Ernest M. Hodges	—	—	—	*
Brian P. Jackson	—	—	—	*
Mitchell A. Johnson	—	—	16,000	*
Lowell L. Junkins	—	—	22,000	*
Glen O. Klippenstein	—	—	18,096	*
Clark B. Maxwell	—	—	—	*
Brian J. O’Keane	—	—	—
John Dan Raines	—	—	9,509	*
All directors, nominees and executive officers as a group (19 persons)	—	—	597,310	6.94%

* Less than 1%.
1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of stock options as follows:  Mr. Buzby, 106,543 shares; Mr. Gerber, 4,000 shares; Mr. Oslick, 94,912 shares; Mr. Stenson, 212,917 shares; Ms. Waters, 28,876 shares; Mr. Raines, 8,800 shares; Mr. Everson, 10,000 shares;  Ms. Bartling and Mr. DeBriyn, 12,000 shares each; Messrs. Brack, Johnson and Klippenstein, 16,000 shares each; Ms. Daniel and Mr. Junkins, 22,000 shares each; and all directors and executive officers as a group, 582,048 shares.

Director Independence

The Board of Directors has adopted a formal set of standards to form the basis for determinations of director independence required by NYSE rules.  To be considered “independent” for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac other than as a director of Farmer Mac.  The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, among others, in determining whether a director lacks a material relationship and therefore is “independent”:

(a)	the director is not and has not been employed by the Corporation within the past three years;
(b)	the director has not received more than $120,000 per year in direct compensation from the Corporation, other than director and committee fees, within the past three years;
(c)
the director is not and has not been for the past three years a significant advisor or consultant to the Corporation, and is not affiliated with a company or a firm that is (revenue of the greater of 2 percent of the other company’s consolidated gross revenues or $1 million is considered significant);

(d)
the director is not and has not been for the past three years a significant customer or supplier of the Corporation nor affiliated with a company or firm that is (revenue of the greater of 2 percent of the other company’s consolidated gross revenues or $1 million is considered significant);

(e)
the director is not and has not been for the past three years employed by or affiliated with an internal or external auditor of the company that provided services to the Corporation within the past three years;

(f)	the director is not and has not been for the past three years employed by another company where any of the Corporation’s present executives serve on that company’s compensation committee;
(g)
the director is not a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law or any person (other than household employees) who shares a residence with any person described by (a) through (f);

(h)
the director is not and has not been for the past three years affiliated with a tax-exempt entity that received significant contributions from the Corporation (revenue of the greater of 2 percent of the entity’s consolidated gross revenues or $1 million is considered significant); and

(i)	the director does not have any other relationships with the Corporation or the members of management of the Corporation that the Board has determined to be material not described in (a) through (h).

The criteria, which are included in Farmer Mac’s Corporate Governance Guidelines available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section, meet all requirements for director independence contained in SEC and NYSE rules.

In April 2009, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer or director of an entity that has a business relationship with Farmer Mac) and the Corporation and its management to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent.  As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent:  Julia Bartling, Dennis L. Brack, Grace T. Daniel, James R. Engebretsen, Dennis A. Everson, Ernest M. Hodges, Mitchell A. Johnson, Lowell L. Junkins, Glen O. Klippenstein, Clark B. Maxwell, Brian J. O’Keane and John Dan Raines.  During the same review, the Board determined that current directors Paul A. DeBriyn and Michael A. Gerber were not independent of Farmer Mac for the reasons described in more detail below.  The Board has also determined that Brian P. Jackson, the only Nominee who is not a current member of the Board, meets the criteria for director independence.

In applying the criteria for director independence set forth above, Mr. DeBriyn was determined to have a material relationship with Farmer Mac, and therefore not to be independent, by virtue of Farmer Mac’s payment of approximately $53.2 million to AgStar Financial Services, ACA, (“AgStar”) for the purchase of five participation interests in defaulted loans secured by ethanol facilities under the long-term standby purchase commitment (“LTSPC”) between AgStar and Farmer Mac.  In addition, during 2008, Farmer Mac paid to AgStar approximately $1.9 million in fees for servicing loans owned by Farmer Mac and approximately $0.3 million for the purchase of a newly originated loan.  Mr. DeBriyn is the President and CEO of AgStar.  The total amount paid to AgStar by Farmer Mac in 2008 (approximately $55.4 million) was approximately 15.7 percent of AgStar’s consolidated gross revenues for 2008 (approximately $353.1 million), which exceeded the 2 percent threshold used to determine whether an entity affiliated with a director is a significant customer of the Corporation.

Mr. Gerber is not an “independent director” because he has served as Farmer Mac’s President and Chief Executive Officer since March 1, 2009 and was Farmer Mac’s Acting President and Chief Executive Officer between September 30, 2008 and February 28, 2009.  Mr. Gerber is not a nominee for re-election to the Board at the Meeting.

In determining that Mr. Jackson and each of the other current directors other than Messrs. DeBriyn and Gerber is independent, the Board considered that because financial institutions are required to own Voting Common Stock to participate in Farmer Mac’s programs, transactions often occur in the ordinary course of business between the Corporation and companies or other entities at which some of Farmer Mac’s directors are or have been officers or directors.  In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for each of Messrs. Brack, Everson, Hodges, Jackson, O’Keane and Raines all transactions between Farmer Mac and the company where he serves as an executive officer or director.  Those transactions included sales of qualified loans and USDA-guaranteed portions and guarantee and LTSPC transactions as well as the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac.  In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac, and the amount paid to or received from each of these companies in each of the last three years did not exceed the 2 percent of total revenue threshold in the director independence criteria used to determine whether an entity affiliated with a director is a significant customer of the Corporation.  The Board determined that none of these relationships it considered impaired the independence of the named individuals.  For additional information about transactions between Farmer Mac and entities affiliated with directors, see Note 3 to Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended reaffirmation of the Audit Committee Charter, which reaffirmation was approved by the full Board on February 6, 2009.  The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing standards, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Audit Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  The Audit Committee and the Board reviews and approves changes to the Audit Committee Charter annually.  The Board of Directors has determined that:  (1) all the directors who serve on the Audit Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards; and (2) Clark Maxwell, a member of the Audit Committee since June 6, 2008, is an “audit committee financial expert,” as defined in SEC rules.  However, Mr. Maxwell is not an auditor or accountant for Farmer Mac, does not perform field work and is not an employee of Farmer Mac.  In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an “expert” for purposes of the federal securities laws.  In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Audit Committee Report for the Year Ended December 31, 2008

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac’s consolidated financial statements in accordance with accounting principles generally accepted in the United States.  The Audit Committee, on behalf of the Board, monitors Farmer Mac’s financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors and the performance of the internal audit function.  The Corporation’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting.  In addition, the independent auditors will express their own opinion on the effectiveness of Farmer Mac’s internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee reviewed and discussed Farmer Mac’s audited consolidated financial statements with both management and the Corporation’s independent auditors prior to their issuance.  The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Corporation’s independent auditors, the Audit Committee, among other things, received from Deloitte & Touche LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management.  The Audit Committee has reviewed and pre-approved the audit fees of the independent auditors.  It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac’s and the Audit Committee’s policies.

The Audit Committee discussed with Farmer Mac’s independent auditors the overall scope of and plans for its audit.  Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation’s audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission, as filed on March 16, 2009.

Audit Committee

John Dan Raines, Chairman	James R. Engebretsen
Julia Bartling	Clark B. Maxwell

Executive Officers

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held with the Corporation by such executive officers, and the officers’ experience prior to joining the Corporation.

Name	Age	Capacity in which Served and Five-Year History

Michael A. Gerber	50
President and Chief Executive Officer of the Corporation since March 1, 2009.  Mr. Gerber has been a member of the Board of Directors of the Corporation since June 7, 2007 and served as a member of the Finance Committee and the Marketing Committee. He served as President and Chief Executive Officer of Farm Credit of Western New York, ACA, located in Batavia, New York, from 1998 through February 2009, with a leave of absence to serve as Farmer Mac’s Acting President and CEO from October 1, 2008 through February 28, 2009.  Mr. Gerber was Executive Vice President of Farm Credit of Western New York from 1994 to 1998 and served as Credit Supervisor and Director of Financial Services for the former Farm Credit System Southern New England Association from 1992 to 1994.  Mr. Gerber also served as a director and chairman of the audit committee of Financial Partners, Inc., a service company owned by Farm Credit System associations.  Mr. Gerber also was a member of the Farm Credit System’s President’s Planning Committee and is a director of the Genesee County Economic Development Council.

Tom D. Stenson	58
Executive Vice President and Chief Operating Officer since June 7, 2007.  From August 7, 1997 until June 7, 2007, Mr. Stenson was Vice President – Agricultural Finance and from November 1996 until August 7, 1997, he was Director – Agricultural Finance of the Corporation.  From 1993 until joining Farmer Mac in 1996, he was Vice President – Agribusiness for ValliWide Bank, a “super-community” bank in the San Joaquin Valley of California.

Timothy L. Buzby	40
Vice President – Chief Financial Officer since April 2, 2009.  Vice President – Controller from June 5, 2003 through April 1, 2009 and Acting Treasurer from October 1, 2008 through April 1, 2009.  Mr. Buzby previously served as Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000 at which time he joined Farmer Mac as Controller.  From July 1997 to February 2000, he was the Chief Financial Officer for Mortgage Edge Corporation, a national mortgage lender.  Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP.  Mr. Buzby has been a certified public accountant since 1992.

Jerome G. Oslick	62
Vice President – General Counsel and Corporate Secretary since February 1, 2000.  From 1987 until he joined Farmer Mac as Assistant General Counsel in February 1994, Mr. Oslick was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood.  From 1970 to 1987, he was an attorney and branch chief in the Office of General Counsel, United States Department of Agriculture.

Mary K. Waters	50
Vice President – Corporate Relations since June 16, 2005.  From May 2001 until April 2005, Ms. Waters was Assistant Secretary, Congressional Relations at the United States Department of Agriculture.  From 1986 until her nomination to the position at USDA in 2001, Ms. Waters served as Senior Director and Legislative Counsel for ConAgra Foods.

Executive Compensation Governance

The Compensation Committee determines, subject to ratification by the Board of Directors, the salaries, incentive plans and other compensation of directors and officers of the Corporation.  The current members of the Compensation Committee are Messrs. Hodges, Johnson, Junkins, Klippenstein, Raines and Brack (chairman).  No member of Farmer Mac’s Compensation Committee is or has been an officer or employee of the Corporation.  As described in more detail in “Director Independence,” the Board has determined that all members of the Compensation Committee are “independent,” as defined in Farmer Mac’s Corporate Governance Guidelines, SEC rules and NYSE listing standards.

The Compensation Committee reviewed and recommended reaffirmation of the Compensation Committee Charter, which reaffirmation was approved by the full Board on February 5, 2009.  The complete text of the charter, which reflects standards set forth in SEC and NYSE rules, is available on the Corporation’s website, www.farmermac.com, in the “Corporate Governance” portion of the “Investors” section.  A print copy of the Compensation Committee Charter is available free of charge upon written request to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

The Compensation Committee makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded.  The chief executive officer is not present, nor is any other named executive officer, during deliberations on his or her compensation by the Committee or the Board.  The compensation of all other named executive officers is determined by the Committee after consultation with the chief executive officer and is based primarily upon the evaluation of their performance during the business plan year as determined by the chief executive officer, and as revised in consultation with the Committee.  The Compensation Committee does not delegate any of its authority to other persons.

During 2008, the Committee engaged Hewitt Associates (“Hewitt”) as its independent compensation consultant. Hewitt was accountable to and reported directly to the Committee. The Committee asked Hewitt to provide (1) market data on executive and director compensation using a mutually agreed upon methodology, (2) tally sheets for the chief executive officer and chief financial officer positions, and (3) trends information.  Hewitt also assisted with the development of the 2008 Omnibus Incentive Plan and the drafting of the executive compensation sections of this Proxy Statement.  The Committee met with Hewitt during the year, both in general committee session and in executive session without management present.  For 2009, the Committee has engaged Wm. M. Mercer and Executive Compensation Services Surveys (“Mercer”) as its independent compensation consultant.

— Compensation Discussion and Analysis

General Compensation Goals and Pay Elements

Farmer Mac’s general compensation and benefits goals are to operate a compensation program that will attract and retain talented and dedicated employees and motivate them to act in our best interests.  To accomplish those goals, the compensation program is designed to reward the execution of strategies that:

•	accomplish our Congressional mission as measured by increases in business volume and net income (adjusted for non-economic accounting conventions);
•	maintain and enhance effective internal controls; and
•	enhance stockholder value.

At the time that compensation was established for 2008, the compensation program for Messrs. Edelman, Buzby, Oslick and Stenson and Ms. Corsiglia was designed to:

•	attract, retain and motivate highly qualified executives;
•	pay for performance by linking a significant amount of compensation to an executive’s overall individual contribution to our growth and to the achievement of pre-established performance goals; and
•	align the interests of executives with the interests of stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program, including:

•	the general compensation principles and objectives of our executive compensation program;
•	the material elements of our executive compensation program and the process we use for making executive compensation decisions; and
•	information about the 2008 compensation earned by the following officers (the “named executive officers”):

o	Michael A. Gerber, Acting President and CEO as of October 1, 2008 (who was appointed President and CEO effective March 1, 2009);
o	Tom D. Stenson, Executive Vice President – Chief Operating Officer;
o	Timothy L. Buzby, Vice President – Controller and Acting Treasurer (who was appointed Vice President – Chief Financial Officer effective April 2, 2009);
o	Jerome G. Oslick, Vice President – General Counsel;
o	William T. Sandalls, Jr., Acting CFO from October 20, 2008 through March 31, 2009;
o	Henry D. Edelman, President and CEO through September 30, 2008; and
o	Nancy E. Corsiglia, Executive Vice President – CFO and Treasurer through October 1, 2008.

In 2008, executive compensation at Farmer Mac was designed so that the levels and proportions of salary, annual cash incentive awards and long-term incentive award values were consistent with the value and effectiveness of the named executive officers’ execution of Board-approved strategies, with due consideration given to the competitive market.  For each named executive officer other than the president and chief executive officer, the Committee based its determinations on recommendations of the chief executive officer in addition to the factors listed in the previous sentence.

The total compensation package for permanent officers consists of the following elements, provided with a view to offering a balanced compensation package:

•	base salary;
•	annual cash incentive pay;
•	long-term non-cash incentive pay; and
•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

On September 30, 2008, the Board appointed Mr. Gerber as Acting President and Chief Executive Officer, succeeding Henry D. Edelman.  Mr. Gerber continued to serve as Chief Executive Officer of Farm Credit of Western New York (“FCWNY”), an Association in the Farm Credit System, while serving as our Acting President and CEO.  On October 1, 2008, the Board appointed Mr. Buzby as Acting Treasurer to replace Nancy E. Corsiglia, who had been Executive Vice President – Chief Financial Officer and Treasurer.  Mr. Edelman and Ms. Corsiglia continued to be employed by Farmer Mac under the terms of their employment agreements as non-officer employees until February 2009.  On October 20, 2008, Farmer Mac entered into a consulting agreement with Mr. Sandalls under which he agreed to serve as Acting Chief Financial Officer through March 31, 2009.  Mr. Sandalls is currently acting as a consultant for Farmer Mac on financial markets matters.  On April 2, 2009, the Board appointed Mr. Buzby as Vice President – Chief Financial Officer.

Farmer Mac entered into a Secondment Agreement with FCWNY to reimburse FCWNY for the full costs (other than long-term incentive compensation), including salary, short-term incentive compensation, medical, disability and life insurance and automobile allowance, of Mr. Gerber’s employment during the time he served as the Corporation’s Acting President and Chief Executive Officer.  Under Mr. Sandalls’ contract, Farmer Mac paid Mr. Sandalls an annual amount equal to the base salary of the previous Chief Financial Officer.  In both cases, Farmer Mac also paid for temporary housing costs in the District of Columbia and reimbursed the acting executive officers for living expenses.

Benchmarking, Peer Groups and Market Posture

Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans that would increase the availability of credit for agricultural producers and rural utilities, provide greater liquidity and lending capacity for agricultural and rural lenders and facilitate intermediate- and long-term agricultural and rural funding.

From the outset, Farmer Mac’s Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac’s mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the tasks necessary to develop and operate a secondary market for agricultural mortgage loans where none had previously existed, and to persevere in their efforts through what would include difficult and uncertain years.  The Board believes this approach continues to be sound, as Farmer Mac must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac’s expanding and increasingly complex operations.

Accordingly, the Board and the Committee undertook to compensate Farmer Mac’s named executive officers in a manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities.  The outcome intended is that compensation opportunities for named executive officers should be comparable to those received by persons with similar qualifications and experience, but not necessarily the same position and title, at similar companies.

Farmer Mac’s statutory charter, particularly as revised in 1996, casts it in the legislative mold of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”)—the other mortgage loan secondary market government-sponsored enterprises (“GSEs”) that have established a mature secondary market for housing mortgages.  A third reference point has been SLM Corporation (“Sallie Mae”), a company that began as a GSE.  The Committee has viewed these three GSEs as the appropriate peer group (the “Peer Group Companies”) for base salary purposes.  Due to the larger size of the three Peer Group Companies relative to Farmer Mac, the positions considered comparable to them are one level lower than the similar Farmer Mac position.  For instance, for purposes of determining market base salaries, Farmer Mac’s chief executive officer position is considered comparable to a business unit chief executive or corporate chief financial officer at the Peer Group Companies.

No GSE data tends to be available for Mr. Stenson’s position.  Instead, data from proxy filings and published survey data (from Mercer) for comparable positions from comparably-sized commercial banks and financial institutions to develop the base salary market data for that position.

Target short-term incentive opportunity and long-term incentive opportunity for each of the named executive officers other than Messrs. Gerber and Sandalls were set at or near the median opportunity applying to officers with similar base salaries at complex financial organizations.  This data was developed by our compensation consultant (Hewitt) by base salary level and expressed as a percent of base salary.  In 2008, the group of companies (the “Financial Services Companies”) whose data was available for this analysis encompassed 139 financial services companies in a wide size range, with revenues ranging from under $1 billion to greater than $100 billion.  While the Financial Services Companies varied widely from Farmer Mac in size, the use of base salary level as the determinant of incentive opportunity counteracted that factor.

By using this methodology, our compensation program in effect targets pay at the size-adjusted 50th percentile for each component.  The designs of the incentive programs then ensure significantly greater potential compensation for performance significantly above defined target levels and lower compensation for performance below defined target levels.  This methodology is intended to ensure that the Corporation’s compensation structure is sufficiently competitive to attract and retain highly qualified executives and tie their ultimate pay to Farmer Mac’s performance.

Market Posture and How Amounts Were Determined

Each component of pay was determined primarily based on market data, with consideration also given to individual performance and potential, and succession planning considerations.

Component of Pay	Practice

Base Salary
•      In total, base salaries for named executive officers prior to 2008 adjustments were within 2% of market, and each Farmer Mac named executive officer’s base salary was within 10% of the applicable market figure.
•      Base salary increases for 2008 for the named executive officers were 3.8%.

Annual Cash Incentive
•      In total, 2008 target bonuses were 6% below market.  Individual named executive officer 2008 target bonus percentages ranged from 22% below market to 12% above market.
•      No increases to target bonus percentages were made in 2008.

Stock Appreciation Right Grants
•      Farmer Mac named executive officer 2008 stock appreciation rights (SARs) grants as a percent of base salary varied with respect to market; in the aggregate, grants were 7% below market.
•      No increases to long-term incentive opportunities (expressed as a percent of base salary) were made in 2008.

Mix of Total Compensation
•      The mix of 2008 total compensation was determined primarily by the previously described market mix of the elements above for each position. No particular mix of pay was targeted beyond that which the market data suggested.

Compensation Elements

The purpose of each element of the pay program is discussed in more detail below.

Base Salary.  Base salary was paid to provide current and prospective executives with a predictable core amount of compensation, regardless of our financial results, so long as they perform their duties in a competent, professional manner.  This element was set at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance.

Base salary is reviewed annually by the Committee each June, at the end of the July-through-June business plan year, as well as at the time of executive promotions or other changes in responsibilities.  Increases in salary normally take effect on July 1, and did so in 2008.

The Committee determined the 2008 base salary for the chief executive officer and recommended to the Board the 2008 base salaries for the other named executive officers based on an evaluation of each executive’s performance, experience, level of responsibilities, level of base salary and peer group market data provided by the Committee’s consultant (Hewitt).

Annual Cash Incentive Pay.  Annual cash incentive pay was provided as a means of motivating and rewarding outstanding performance by an executive against his or her short-term goals, i.e., those slated for accomplishment in the current year of the business plan.

For the July 2007 through June 2008 planning year, each individual whose individual performance was rated 60% or higher earned varying percentages of his or her annual cash incentive pay targeted bonus, determined formulaically pursuant to the table at the top of the next page.  Farmer Mac reached or exceeded the targets set forth in the “Maximum” column for “Earnings” and “Delinquency Rate” (a measure of the performance and quality of the loans in Farmer Mac’s guarantee portfolio) and did not reach the target set forth in the “Threshold” column for “New Total Mission Volume” with respect to corporate performance measures during the 2007-08 planning year.  Accordingly, Annual Cash Incentive Pay for the named executive officers employed as of June 30, 2008 was awarded based on the 200% target level with respect to the 42% weight related to the achievement of “Earnings” and “Delinquency Rate” corporate performance measures.

In measuring performance against defined levels based upon business plan objectives and results, the Committee made comparisons to performance criteria established by the Board and management in the business plan.  Individual performance (total 30% weight) was assessed in three categories:

•
Accountabilities – How well the incumbent performed the principal day-to-day accountabilities of the position.  All officers are responsible for maintaining appropriate internal controls in their areas.

•	Problem Handling – How well the incumbent handled or responded to problems and unplanned or changed assignments, projects, conditions and other similar situations.

•	Managerial Skills – An assessment of managerial skills, including forecasting, budgeting, establishing and implementing appropriate policies and procedures, interaction, teamwork and communication.

For the July 2007-08 planning year, each individual whose individual performance was rated 60% or higher earned varying percentages of his or her annual cash incentive pay targeted bonus, determined formulaically pursuant to the following table:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)

Earnings before SFAS 133, SFAS 123(R), loan losses and yield maintenance	28%	$19.5 million (75% of Business Plan)	$26.0 million (100% of Business Plan)	20 percent payout above $26.0 million up to additional 100% of bonus

New total mission volume	28%	$1.5 billion (75% of Business Plan)	$2.01 billion (100 % of Business Plan)	$4.17 billion (207% of Business Plan)

Delinquency rate and net charge-offs	14%	<1.0% 90-day delinquencies Net charge-offs <= $1 million (200% of Business Plan)	<0.6% 90-day delinquencies Net charge-offs <= $500,000 (100% of Business Plan)	<0.3% 90-day delinquencies Net charge-offs = $0

Individual rating	30%	Rating of 60%	Rating of 80%	Rating of 100%

Total	100%

For the 2008-09 planning year, each individual whose individual performance is rated 60% or higher will earn varying percentages of his or her targeted bonus, determined formulaically pursuant to the following table, with higher goals than those for the 2007-08 year:

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)

Earnings before SFAS 133, SFAS 123(R), loan losses and yield maintenance	28%	75% of Business Plan	100% of Business Plan	140% of Business Plan

New total mission volume	28%	75% of Business Plan	100% of Business Plan	195% of Business Plan

Delinquency rate and net charge-offs	7% 7%	<0.75% 90-day delinquencies; Net charge-offs <= 0.02% of average unpaid principal balance	<0.4% 90-day delinquencies; Net charge-offs <= 0.01% of average unpaid principal balance	<0.15% 90-day delinquencies; Net charge-offs = $0

Individual rating	30%	Rating of 60%	Rating of 80%	Rating of 100%

Total	100%

In both the 2007-08 and 2008-09 planning years, performance between any two of the target points is interpolated on a straight-line basis.  The Board retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement of corporate performance targets.

Long-Term Incentive Pay.  Long-term incentive pay, in the form of at-the-market options on Class C Non-Voting Common Stock in 2007 and, with stockholder approval of the 2008 Omnibus Incentive Compensation Plan in June 2008, stock appreciation rights (SARs) in 2008, was meant as a means of paying for performance and aligning the interests of executive officers with the interests of stockholders, with SARs being less dilutive of the interests of holders of Farmer Mac’s common stock.  Market-level grants also serve to retain executives in our employ over the longer term.

In 2008, SARs awards to officers and directors were made at the Board meeting held in conjunction with the Annual Meeting of Stockholders, and the exercise price is the closing price on the date of award.  The number of SARs granted in 2008 was calculated for each named executive officer as base salary multiplied by the long-term incentive guideline (expressed as a percent of base salary), divided by the value of a single SAR.  The value of a SAR was calculated as the 90-day average stock price preceding the date of grant times the calculated Black-Scholes value of an equivalent option as a percent of stock price determined by the Committee’s independent consultant.  The SARs vest one-third per year commencing one year from the grant date.

The purpose of Farmer Mac’s equity compensation plans has been to encourage stock ownership by directors, officers and other key employees, to provide an incentive for such individuals to expand and improve the business of Farmer Mac and to assist Farmer Mac in attracting and retaining key personnel.  The use of stock options and SARs is an attempt to align more closely the long-term interests of employees and directors with those of Farmer Mac’s stockholders by providing those individuals with the opportunity to acquire an equity interest in Farmer Mac.  Farmer Mac’s equity compensation plans are administered by the Compensation Committee of the Board.  Because individuals are prohibited by law from owning shares of Farmer Mac’s Voting Common Stock, the Corporation uses unrestricted Class C Non-Voting Common Stock for the purpose of granting options and SARs under its equity compensation plans.  Under the plans, the option price is required to be paid in cash, and no option or SAR holder has any rights as a stockholder with respect to shares subject to an option or SAR until the option price has been paid and any shares are issued upon exercise of the option or SAR.

The Board has asked Mercer to review our compensation policy and Farmer Mac will not be making equity compensation awards (or other decisions) pending the completion of that review.

Retirement Plans.  Farmer Mac provides retirement benefits for all employees through a Money Purchase Plan, pursuant to which the Corporation annually contributes 13.2 percent of each employee’s base compensation up to the Social Security wage base (which in 2008 was $102,000), and 18.9 percent of each employee’s base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service, which in 2008 was $230,000.  Farmer Mac also offers a 401(k) plan to which employees may make retirement contributions, but to which the Corporation makes no contributions.  Farmer Mac does not maintain any supplemental retirement plan for executives.

Other Benefits.  The Corporation contractually provides a term life insurance policy with a face amount approximately equal to two years’ base compensation for Henry D. Edelman, the former President and Chief Executive Officer of Farmer Mac and one year’s base compensation for each of the four named executive officers who currently serve as officers of Farmer Mac, as well as long-term disability insurance.  Those four named permanent executive officers also participate in Farmer Mac’s other benefit plans on the same terms as other employees.  These plans include medical and dental insurance and a $50,000 group term life insurance policy.

Payments in Connection with a Change-in-Control

Farmer Mac’s statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Class A and B voting common stock.  Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control.

Post-Employment Compensation

Messrs. Gerber, Buzby and Stenson have employment agreements that provide for severance payments in the event the contracts are terminated by Farmer Mac other than for cause.  These termination provisions are described in “Compensation of Executive Officers — Potential Payments upon Termination (Employment Agreements with Officers)” and are included in the contracts because they are typically included in similar agreements and are beneficial retention provisions.

Agreement and General Release with Former President and CEO.  On January 31, 2009, Farmer Mac entered into an Agreement and General Release with Henry D. Edelman, its former President and CEO.  The Agreement provides that Mr. Edelman will continue to be employed by Farmer Mac as an adviser until November 30, 2010.  The two year continued employment was a condition of Mr. Edelman’s contract and permits him to receive life and health insurance benefits from Farmer Mac during that time and delays the extinguishment of options he holds until no later than 90 days after the termination of his employment.

Under the terms of the Agreement, Farmer Mac paid Mr. Edelman his current annual base salary through January 31, 2009.  In addition, Mr. Edelman received a cash payment of $1,059,487.50, and Farmer Mac will provide Mr. Edelman with continued medical, life insurance, and disability insurance coverage through November 30, 2010.  Under the Agreement, Mr. Edelman remitted and relinquished 260,000 options to purchase shares of Farmer Mac Class C Non-Voting Common Stock (140,290 of which were unvested), as well as his 103,861 stock appreciation rights, all of which were unvested.  Mr. Edelman’s remaining vested and exercisable stock options continue according to their terms, but expire no later than February 28, 2011.

The Agreement also provides that each party releases any rights or claims against the other party existing as of the date of the Agreement.

Agreement and General Release with Former CFO.  On February 7, 2009, Farmer Mac entered into an Agreement and General Release with Nancy E. Corsiglia, its former Executive Vice President and CFO.  The Agreement provides that Ms. Corsiglia will continue to be employed by Farmer Mac as an adviser until November 30, 2010.  The two year continued employment was a condition of Ms. Corsiglia’s contract and delays the extinguishment of options she holds until no later than 90 days after the termination of her employment.  In the Agreement, Ms. Corsiglia forwent the continuation of benefits through November 30, 2010.

Under the terms of the Agreement, Farmer Mac paid Ms. Corsiglia her current annual base salary through January 31, 2009.  In addition, Ms. Corsiglia received a cash payment of $1,068,520.53.  Under the Agreement, Ms. Corsiglia remitted and relinquished 126,716 options to purchase shares of Farmer Mac Class C Non-Voting Common Stock (65,460 of which were unvested), as well as her 48,305 stock appreciation rights, all of which were unvested.  Ms. Corsiglia’s remaining vested and exercisable stock options continue according to their terms, but expire no later than February 28, 2011.

The Agreement also provides that each party releases any rights or claims against the other party existing as of the date of the Agreement.

Impact of Accounting and Tax Treatment on Compensation Awards

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that the Corporation may deduct in any one year with respect to each of its five most highly paid executive officers.  There is an exception to the limitation for “performance-based compensation” meeting certain requirements.  Prior to 2007, Farmer Mac did not consider Section 162(m) deductibility in setting its executive pay as none of the named executive officers had exceeded the $1 million cap on non-performance based pay.  It was discovered in 2008, however, that a portion of the amounts paid to Henry D. Edelman in 2006 and 2007 exceeded the cap on deductibility.  Accordingly, the Corporation filed an amended tax return reflecting the loss of deduction in 2006.  In 2007, the total compensation expense for Henry D. Edelman was $3,242,558.  Only $1 million of that amount was an allowable deduction, resulting in $2,242,558 of his compensation being non-deductible by the Corporation.  There was no Section 162(m) impact on payments to Mr. Edelman made in respect of the 2008 tax year as he was not serving as chief executive officer at the end of 2008.

Farmer Mac has not historically taken into consideration the impact of the accounting treatment of compensation to named executive officers in determining their compensation.  Farmer Mac’s compensation program does, however, discount the impact of SFAS 133 and SFAS 123(R) in the determination of income for compensation purposes.

Farmer Mac’s Policies Regarding Stock Ownership and Trading

Farmer Mac has no policies that require a particular level of stock ownership by named executive officers.  Farmer Mac has a policy on insider trading by all directors and employees, including named executive officers, that requires compliance with securities laws and Farmer Mac policies on insider trading (including “windows” for sale of stock and the adoption of Rule 10b5-1 plans) and prohibits trading in options on Farmer Mac securities.

— Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Farmer Mac’s documents with respect to the offer or sale of securities (“Offering Circulars”) or any previous corporate filings under the Securities Act or the Exchange Act, the Compensation Committee Report on Executive Compensation will not be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act or the Exchange Act, except to the extent Farmer Mac specifically incorporates such information by reference, and will not otherwise be deemed to have been or to be filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and annual report.

Compensation Committee

Dennis L. Brack, Chairman	Ernest M. Hodges
Mitchell A. Johnson	Lowell L. Junkins
Glen O. Klippenstein	John Dan Raines

— Compensation Committee Interlocks and Insider Participation

Directors Brack, Hodges, Johnson, Junkins, Klippenstein and Raines comprise Farmer Mac’s Compensation Committee.  None of these directors is, or has been, a Farmer Mac officer or employee, and none had any relationship requiring disclosure by Farmer Mac as a “related person transaction” under SEC rules.  None of Farmer Mac’s executive officers serves, or has served, as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity, except for Michael Gerber.  Mr. Gerber, who has been a member of the Board since June 7, 2007 but is not standing for re-election, was Acting President and Chief Executive Officer of the Corporation from September 30, 2008 through February 28, 2009 and since then has been President and Chief Executive Officer.

—Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information with respect to the compensation awarded to, earned by, or paid to Farmer Mac’s chief executive officer, chief financial officer and each of Farmer Mac’s five other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended December 31, 2008.

Name and Principal Position	Fiscal Year	Salary		Option/SARs Awards[1]	Non-Equity Incentive Compensation	All Other Compensation[2]	Total
Michael A. Gerber	2008	$131,712	3,[4]	—	—	—	$131,712
Acting President and CEO
(commencing 10/1/08)

William T. Sandalls, Jr. Acting CFO (commencing 10/20/08)	2008	70,113		—	—	—	70,113

Henry D. Edelman	2008	573,776		$1,419,648	$626,023	$84,177	2,703,624
President & CEO	2007	550,622		1,243,013	896,180	78,649	2,768,464
(through 9/30/08)	2006	526,174		787,940	410,605	69,419	1,794,138

Nancy E. Corsiglia	2008	368,082		663,352	300,527	53,967	1,385,928
Executive Vice	2007	353,229		588,579	415,211	52,109	1,409,128
President – CFO	2006	337,545		382,978	192,376	50,960	963,859
(through 10/1/08)

Tom D. Stenson	2008	346,716		524,060	248,997	66,527	1,186,300
Executive Vice	2007	303,434		443,942	318,875	64,702	1,130,953
President – COO	2006	276,350		274,884	146,999	58,852	757,085

Timothy L. Buzby	2008	253,591		267,823	140,008	72,089	733,511
Vice President – CFO[5]	2007	243,358		235,612	193,225	66,561	738,756
	2006	232,224		150,371	91,757	65,024	539,376

Jerome G. Oslick	2008	278,554		185,098	129,786	70,260	663,698
Vice President –	2007	267,313		97,245	100,603	65,202	530,363
General Counsel	2006	260,066		18,865	21,646	64,542	365,119

1 The valuation of the option awards for fiscal years 2007 and 2006 and the SARs awards for 2008 follows SFAS 123(R) (without any reduction for risk of forfeiture), and were determined based on applying the assumptions used in Note 9 to the financial statements on page 135 of Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008.
2 Includes contributions to the Corporation’s defined contribution pension plan in the amount of $37,656 for 2008 on behalf of each of the named executive officers (other than the acting executive officers), as well as health, disability and life insurance premium payments paid on behalf of each of the named executive officers (other than the acting executive officers).  See “Employment Agreements.”  For Mr. Gerber and Mr. Sandalls, Farmer Mac paid for temporary living expenses in the District of Columbia.
3 Effective March 1, 2009, Farmer Mac entered into an employment agreement with Mr. Gerber as President and Chief Executive Officer.  That agreement is described in Farmer Mac’s Current Report on Form 8-K filed with the SEC on March 18, 2009.
4 In 2008 and through February 2009, Farmer Mac reimbursed Mr. Gerber’s employer, Farm Credit of Western New York, ACA, for the full amount he was paid in his permanent position, including salary, short-term incentive compensation, medical, disability and life insurance and automobile allowance.
5 Mr. Buzby was Vice President – Controller and Acting Treasurer until April 2, 2009 when he was appointed Vice President – Chief Financial Officer.

Grants of Plan-Based Awards Table

The table below sets forth, as to each of the named executive officers, the following information with respect to SARs grants during 2008:  (1) the grant date of SARs granted under the 2008 Omnibus Incentive Plan; (2) the number of shares of Class C Non-Voting Common Stock underlying SARs granted; (3) the exercise price of such SARs; and (4) the grant date fair value of such SARs under the Black-Scholes option pricing model.

Name	Grant Date	Number of Securities Underlying SARs[1] (#)	Exercise Price of SARs Awards ($/Share)	Grant Date Fair Value of SARs Awards[2]
Michael A. Gerber[3]	—	—	—	—
William T. Sandalls, Jr.	—	—	—	—
Henry D. Edelman[4]	June 5, 2008	103,861	$28.94	$1,254,641
Nancy E. Corsiglia[5]	June 5, 2008	48,305	28.94	583,524
Tom D. Stenson	June 5, 2008	42,617	28.94	514,813
Timothy L. Buzby	June 5, 2008	19,509	28.94	235,669
Jerome G. Oslick	June 5, 2008	17,648	28.94	213,188

1 SARs granted in 2008 expire 10 years from the grant date and are exercisable in installments:  one-third vests on each of May 31, 2009, May 31, 2010 and May 31, 2011.
2 The fair value at grant date of SARs granted during 2008 has been estimated using the Black-Scholes option pricing model with the following assumptions:  a dividend yield of 2.2%; an expected volatility of 52.2%; a risk-free interest rate of 2.4%; and an expected life of seven years, resulting in a value of approximately $12.08 per share.
3 The grant of SARs to Mr. Gerber was in his capacity as a director and is discussed under “Compensation of Directors — Directors Compensation.”
4 In first quarter 2009, as part of the Agreement and Release entered into between Mr. Edelman and Farmer Mac with respect to the termination of his employment, Mr. Edelman relinquished all of his rights to the SARs granted in 2008.
5 In first quarter 2009, as part of the Agreement and Release entered into between Ms. Corsiglia and Farmer Mac with respect to the termination of her employment, Ms. Corsiglia relinquished all of her rights to the SARs granted in 2008.

Outstanding Option Awards at Year End

The following table sets forth certain information relating to stock options previously granted to the named executive officers as of December 31, 2008.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable[1]	Option Exercise Price	Option Expiration Date

Michael A. Gerber	2,000	4,000	$29.33	6/7/2012

William T. Sandalls, Jr.	—	—	—	—

Henry D. Edelman[2]	35,486	—	22.08	6/3/2009
	90,387	—	31.24	2/28/2011
	84,866	—	29.10	2/28/2011
	120,111	—	22.40	2/28/2011
	78,503	—	20.61	2/28/2011
	11,090	—	26.36	2/28/2011

Nancy E. Corsiglia[3]	33,378	—	22.08	6/3/2009
	40,220	—	31.24	2/28/2011
	35,769	—	29.10	2/28/2011
	50,356	—	22.40	2/28/2011
	22,505	—	19.86	2/28/2011
	71,529	—	20.61	2/28/2011

Tom D. Stenson	26,951	—	31.24	6/7/2011
	25,901	—	29.10	6/6/2012
	35,870	—	19.86	8/11/2014
	44,478	—	20.61	6/16/2015
	28,230	14,115	26.36	6/1/2016
	18,686	37,372	29.33	6/7/2017

1 Mr. Gerber’s unexercisable options that expire in 2012 vest one-half on each of May 31, 2009 and 2010.  Mr. Stenson’s unexercisable options that expire in 2016 vest on May 31, 2009 and his unexercisable options that expire in 2017 vest one-half on each of May 31, 2009 and 2010.
2 The information presented with respect to Mr. Edelman’s outstanding option awards has been adjusted to reflect the first quarter 2009 Agreement and Release with respect to the termination of his employment under which Mr. Edelman remitted and relinquished 260,000 options to purchase shares of Farmer Mac Class C Non-Voting Common Stock granted in 2006 and 2007.  The expiration date of Mr. Edelman’s remaining stock options has also been adjusted to reflect the terms of the Agreement and Release.
3 The information presented with respect to Ms. Corsiglia’s outstanding option awards has been adjusted to reflect the first quarter 2009 Agreement and Release with respect to the termination of her employment under which Ms. Corsiglia remitted and relinquished 126,716 options to purchase shares of Farmer Mac Class C Non-Voting Common Stock granted in 2006 and 2007.  The expiration date of Ms. Corsiglia’s remaining stock options has also been adjusted to reflect the terms of the Agreement and Release.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable[1]	Option Exercise Price	Option Expiration Date

Timothy L. Buzby	4,627	—	$31.02	6/13/2011
	13,975	—	29.10	6/6/2012
	14,023	—	22.40	6/5/2013
	12,916	—	19.86	8/11/2014
	19,203	—	20.61	6/16/2015
	15,362	7,681	26.36	6/1/2016
	9,378	18,756	29.33	6/7/2017

Jerome G. Oslick	22,483	—	31.24	6/7/2011
	18,410	—	29.10	6/6/2012
	25,750	—	22.40	6/5/2013
	6,727	3,364	26.36	6/1/2016
	9,089	9,089	29.33	6/7/2017

1 Unexercisable options that expire in 2016 vest on May 31, 2009; unexercisable options that expire in 2017 vest one-half on each of May 31, 2009 and 2010, except that Mr. Oslick’s unexercisable options that expire in 2017 all vest on May 31, 2009.

Outstanding SARs Awards at Year End

The following table sets forth certain information relating to SARs previously granted to the named executive officers as of December 31, 2008.

Name	Number of Shares Underlying Unexercised SARs # Exercisable	Number of Shares Underlying Unexercised SARs # Unexercisable[1]		SARs Exercise Price	SARs Expiration Date
Michael A. Gerber	—	—		—	—
William T. Sandalls, Jr.	—	—		—	—
Henry D. Edelman	—	103,861	2	$28.94	6/5/2018
Nancy E. Corsiglia	—	48,305	3	28.94	6/5/2018
Tom D. Stenson	—	42,617		28.94	6/5/2018
Timothy L. Buzby	—	19,509		28.94	6/5/2018
Jerome G. Oslick	—	17,648		28.94	6/5/2018

1 Unexercisable SARs that expire in 2018 vest one-third on each of May 31, 2009, 2010 and 2011.
2 In first quarter 2009, as part of the Agreement and Release entered into between Mr. Edelman and Farmer Mac with respect to the termination of his employment, Mr. Edelman relinquished all of his rights to the SARs granted in 2008.
3 In first quarter 2009, as part of the Agreement and Release entered into between Ms. Corsiglia and Farmer Mac with respect to the termination of her employment, Ms. Corsiglia relinquished all of her rights to the SARs granted in 2008.

Option Exercises

The following table sets forth certain information relating to stock options exercised during 2008 by the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael A. Gerber	—	—
William T. Sandalls, Jr.	—	—
Henry D. Edelman	175,000	$1,909,338
Nancy E. Corsiglia	10,000	132,863
Tom D. Stenson	7,529	65,965
Timothy L. Buzby	9,602	84,239
Jerome G. Oslick	—	—

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options or SARs	Weighted average exercise price of outstanding options (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	1,900,941	$25.96	-0-

Equity compensation plans approved by stockholders	336,770	23.17	1,163,230

2008 Plan.  In 2008, the Board adopted, and the voting stockholders approved, the 2008 Omnibus Incentive Plan (the “2008 Plan”), a broad-based incentive compensation plan for directors, officers and non-officer employees.  Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares.  Under the 2008 Plan, no participant may be granted stock option awards relating to more than 300,000 shares of common stock during any calendar year, and may be granted no more than 150,000 shares each of restricted stock, performance shares, performance units or other stock-based awards. The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any one plan year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The terms of the 2008 Plan are intended to, among other things, permit the Committee to impose performance goals with respect to any award, thereby requiring forfeiture of all or part of any award if such performance goals are not met, or linking the time or amount of exercisability, vesting, payment or settlement of an award to the achievement of performance goals.  The 2008 Plan provides that the performance goals will be based on certain specified business criteria which are intended to encompass a wide range of financial and operational activities of the Corporation on a consolidated basis and/or for specified subsidiaries or business units of the Corporation.  For example, the business criteria used by the Committee in establishing the performance goals for such awards includes, but is not limited to:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Delinquency rate;

(r)	Net charge-offs; and

(s)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measure(s) may be used to measure the performance of the Corporation as a whole or any business unit of the Corporation, or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Corporation may select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants.  The Compensation Committee will specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to an award.  All determinations by the Compensation Committee as to the attainment of performance goals will be in writing.  The Compensation Committee may not delegate any responsibility with respect to an award that is intended to qualify as “performance-based compensation” under Internal Revenue Code section 162(m).

As of December 31, 2008, SARs covering 336,770 shares (net of cancellations) had been granted under the 2008 Plan, leaving 1,163,230 shares of Class C Non-Voting Common Stock available for future issuance of grants under the 2008 Plan as of that date.  SARs granted under the 2008 Plan during 2008 have exercise prices ranging from $7.35 to $28.94 per share.

1997 Plan.  In 1997, the Board adopted the 1997 Incentive Plan (the “1997 Plan”), a broad-based option plan for directors, officers and non-officer employees.  The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years from such date.  The 1997 Plan provides for the automatic annual grant to directors of five-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the Annual Meeting of Stockholders, with the option price to be determined as of such day.  Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year and one-third the second following year.  Beginning in 2004, options granted under the 1997 Plan generally vest one-third in each of the first three years following the date of option grant.  The Board and management have determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation.  Accordingly, the 1997 Plan permits the grant of options to all employees (not just officers) based on their annual evaluations and to newly-hired employees.

If an option holder’s employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder’s rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability).  Upon a termination for “cause,” the options expire immediately.  Following the termination of a director’s service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination.  The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder’s death or disability.

As of December 31, 2008, options covering 3,748,999 shares (net of cancellations) were granted under the 1997 Plan, of which 1,900,941 remain outstanding.  As of December 31, 2008, no shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan.  The 3,000 options granted under the 1997 Plan during 2008 have an exercise price of $27.70 per share.

Potential Payments upon Termination (Employment Agreements with Officers)

The Corporation has entered into employment agreements (each an “Agreement,” collectively, the “Agreements”) with members of senior management (for purposes of this section, the “officers”), including the named executive officers who currently serve as officers of Farmer Mac other than Mr. Oslick, in order to provide them with a reasonable level of job security, while limiting the Corporation’s ultimate financial exposure. Significant terms of the Agreements address each officer’s scope of authority and employment, base salary and incentive compensation (shown as “bonus” in the Summary Compensation Table), benefits, conditions of employment, termination of employment and the term of employment. Although the Agreements generally expire on dates approximately three to four years from their execution, the Corporation’s exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of each Agreement.  The Agreements with Messrs. Buzby and Stenson expire on July 1, 2012; the Agreement with Mr. Gerber expires on July 1, 2011.

Under the Agreements, the officers are entitled to a base salary and discretionary incentive compensation.  Base compensation for all officers is paid bi-weekly over the course of each year.  The current base salaries for the four named executive officers who currently serve as officers of Farmer Mac are: Mr. Gerber, $500,000; Mr. Buzby, $300,000; Mr. Oslick, $281,542; and Mr. Stenson, $366,097.  Awards of incentive compensation are considered annually at the end of the business planning year (June 30) and are determined and payable under the circumstances discussed above in “Compensation Discussion and Analysis.”

The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health insurance, dental insurance and life insurance which, with respect to disability and life insurance, are above the levels provided to employees generally.  Mr. Oslick receives benefits comparable to those provided for in the Agreements.  See the Summary Compensation Table for information on other benefits extended to the named executive officers.

Mr. Gerber’s Agreement also provides that if his employment is terminated other than “for cause” he will be paid severance in the amount of twice his base salary.  The Agreements of the other officers provide that an officer’s employment may be terminated “without cause” upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years.  If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of the final date of dissolution or one and one-half years following the effective date of the dissolution.  Upon termination of employment due to an officer’s death or disability, the officer will generally be entitled to benefits on the same basis as “without cause”; however, the Corporation’s obligations in such instances are substantially covered by insurance.  The Agreements may be terminated by Farmer Mac for cause, in which event the officer will be paid only accrued compensation to the date of termination.

The following table shows the total that would be payable to the current named executive officers in the event of a termination without cause.

Name	Termination Payment
Michael A. Gerber	$1,000,000
William T. Sandalls, Jr.	N/A
Tom D. Stenson	789,935
Timothy L. Buzby	668,865
Jerome G. Oslick	N/A

— Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee.  This policy applies to any transaction or series of transactions in which Farmer Mac is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest.  The policy requires each director or executive officer involved in such a transaction to notify the General Counsel of each such transaction.  Farmer Mac reviews all relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  The Corporation’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions.  Under the policy, the General Counsel will determine whether a transaction meets the requirements of a “related person transaction” requiring review by the Corporate Governance Committee.  Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action.  Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of the Corporation.  If the Corporation becomes aware of an existing related persons transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision or termination of the transaction.  A related person transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.  Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in the Corporation’s Proxy Statement as required under SEC rules.

Transactions with Related Persons in 2008

From time to time, Farmer Mac purchases or commits to purchase qualified loans and USDA-guaranteed portions from, or enters into other business relationships with, institutions that own five percent or more of a class of Farmer Mac’s Voting Common Stock or that have an officer or director who is also a member of Farmer Mac’s Board of Directors.  These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.  Although Farmer Mac entered into transactions with related persons in 2008, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a “related person transaction” under SEC rules.  For additional information about transactions between Farmer Mac and related persons, see Note 3 to Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item No. 2:  Selection of Independent Auditors

The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation’s independent auditors “annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting.”  In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls.  The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation’s financial statements.  During the fiscal year ended December 31, 2008, the Audit Committee, which is composed of Messrs. Raines (Chairman), Engebretsen and Maxwell and Ms. Bartling, met twelve times.

In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders Deloitte & Touche LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2009.  This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors.  The ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.

Representatives of Deloitte & Touche LLP are expected to attend the Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2009.  Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation’s Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $1,575,448 and $1,490,536 for 2008 and 2007, respectively, for professional services rendered for the audit of Farmer Mac’s annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q.

Audit-Related Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $222,772 and $41,013 for 2008 and 2007, respectively, for the issuance of comfort letters, various accounting consultations and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac’s annual financial statements and the reviews of the financial statements included in Farmer Mac’s quarterly reports on Form 10-Q and not reported in “Audit Fees” above.

Tax Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate $59,612 and $168,453 for 2008 and 2007, respectively, for professional services rendered for tax compliance, tax advice and tax planning.  Of the billed fees for 2007, $119,973 were fees related to Farmer Mac’s adoption of FIN 48 as of January 1, 2007.  All other fees were for the preparation of Farmer Mac’s federal tax returns.

All Other Fees

Deloitte & Touche LLP billed Farmer Mac an aggregate of $3,701 for fees in 2008 (none in 2007) other than the audit and review fees, audit-related fees and tax fees referred to above.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac’s independent auditor prior to the engagement of the independent auditors with respect to such services.  One hundred percent of the services provided by Deloitte & Touche LLP in 2007 and 2008 were pre-approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmer Mac’s officers and directors, and persons who beneficially own more than 10 percent of a registered class of Farmer Mac’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and owners of more than 10 percent of Farmer Mac stock are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

Based solely on Farmer Mac’s review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and beneficial owners of greater than 10 percent of any class of equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2008.

Principal Holders of Voting Common Stock

To Farmer Mac’s knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5 percent or more of the outstanding shares of Farmer Mac’s Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5 percent or more of the total number of outstanding shares of Farmer Mac’s Voting Common Stock (both Class A and Class B).

	Number	Percent of Total	Percent of Total
	of Shares	Voting Shares	Shares Held
Name and Address	Beneficially Owned	Outstanding*	By Class**

AgFirst Farm Credit Bank[1] Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%

AgriBank, FCB[2] St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%

CoBank, ACB[3] Greenwood Village, CO 80111	62,980 shares of Class B Voting Common Stock	4.11%	12.59%

Farm Credit Bank of Texas Austin, TX 78761	38,503 shares of Class B Voting Common Stock	2.51%	7.70%

Matthew 25 Management Corp. Jenkintown, PA 19046	64,000 shares of Class A Voting Common Stock	4.18%	6.21%

U.S. AgBank, FCB Wichita, KS 67201	100,273 shares of Class B Voting Common Stock	6.55%	20.04%

The Vanguard Group, Inc. Valley Forge, PA 19482	56,295 shares of Class A Voting Common Stock	3.68%	5.46%

Whitebox Advisors, LLC Minneapolis, MN 55416	83,353 shares of Class A Voting Common Stock	5.44%	8.09%

Zions First National Bank Salt Lake City, UT 84111	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

* The percentage is determined by dividing the number of shares of Class A or Class B Voting Common Stock owned by the total of the number of shares of Class A and Class B Voting Common Stock outstanding.
** The percentage is determined by dividing the number of shares of the class of Voting Common Stock owned by the number of shares of that class of Voting Common Stock outstanding.
1 John Dan Raines, currently a member of the Board of Directors and a Class B Nominee, is a member of the board of directors of AgFirst Farm Credit Bank.
2 Brian J. O’Keane, currently a member of the Board of Directors and a Class B Nominee, is the Senior Vice President and Chief Financial Officer of AgriBank, FCB.
3 Brian P. Jackson, a Class B Nominee, is the Executive Vice President and Chief Financial and Administrative Officer of CoBank, ACB.

Solicitation of Proxies

The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material.  The Corporation has retained Georgeson Inc. to act as the Corporation’s proxy solicitation firm for a fee of approximately $5,000.  In addition to solicitation by mail, employees of Georgeson Inc. may solicit proxies by telephone, electronic mail or personal interview.  Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them and will be reimbursed for their reasonable expenses by the Corporation.

Other Matters

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members’ best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting.  The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting.  If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accordance with its members’ best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including financial statements thereto.  Written requests should be directed to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.  A copy of Farmer Mac’s most recent Form 10-K is also available on the Corporation’s website, www.farmermac.com, in the “SEC Filings” portion of the “Investors—Equity” section of the website.  Please note that all references to www.farmermac.com in this Proxy Statement are inactive textual references only and that the information contained on Farmer Mac’s website is not incorporated by reference into this Proxy Statement.

The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting.  In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Jerome G. Oslick
Corporate Secretary

April 27, 2009
Washington, D.C.

Appendix A

CLASS A COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 4, 2009

8:00 a.m.

Embassy Suites Hotel

1250 Twenty-Second Street, N.W.

Washington, D.C. 20037

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2008 Annual Report are available at www.farmermac.com/investors/annualmeeting/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 060409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

The Board of Directors recommends a vote "FOR ALL NOMINEES."

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Dennis L. Brack ______
- ○ James R. Engebretsen ______
- ○ Dennis A. Everson ______
- ○ Mitchell A. Johnson ______
- ○ Clark B. Maxwell ______

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

*TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class A Voting Common Stock you owned on April 15, 2009. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 4, 2009 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

The Board of Directors recommends a vote FOR the election of all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

14475

Appendix B

CLASS B COMMON STOCK

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 4, 2009

8:00 a.m.

Embassy Suites Hotel

1250 Twenty-Second Street, N.W.

Washington, D.C. 20037

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2008 Annual Report are available at www.farmermac.com/investors/annualmeeting/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 060409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

The Board of Directors recommends a vote "FOR ALL NOMINEES."

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

- ○ Paul A. DeBriyn ________
- ○ Ernest M. Hodges ________
- ○ Brian P. Jackson ________
- ○ Brian J. O'Keane ________
- ○ John Dan Raines ________

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

If you do withhold authority to vote for any nominee(s), your votes will be allocated equally among the remaining nominees unless you specify a different allocation in the space above.

***TO CUMULATE YOUR VOTE, SEE INSTRUCTION AT RIGHT.**

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

***INSTRUCTIONS TO CUMULATE YOUR VOTE:** To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating the allocation by percentage or number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 5 times the number of shares of Class B Voting Common Stock you owned on April 15, 2009. All of your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee(s) for whom you are voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FEDERAL AGRICULTURAL MORTGAGE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Tom D. Stenson, Jerome G. Oslick, and Timothy L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at 8:00 a.m. on June 4, 2009 at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any and all adjournments thereof:

**The Board of Directors recommends a vote
FOR the election of all nominees and FOR proposal 2.**

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed, will be voted as instructed herein. If no instructions are given, this proxy will be voted FOR the election of all nominees and FOR proposal 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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